UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UTAH MEDICAL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0342734
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7043 South 300 West, Midvale, Utah  84047

(Address of Principal Executive Offices)

UTAH MEDICAL PRODUCTS, INC.

2023 EMPLOYEES’ AND DIRECTORS’ NON-STATUTORY STOCK OPTION AND STOCK PURCHASE RIGHTS PLAN

(Full title of the plan)

Kevin L. Cornwell, 7043 South 300 West, Midvale, Utah  84047

(Name and address of agent for service)

801-566-1200

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Kevin C. Timken

Iqan Fadaei

Michael Best & Friedrich LLP

170 South Main Street, Suite 1000

Salt Lake City, UT 84101

T.385.695.6450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

On May 5, 2023, the Board of Directors of Utah Medical Products, Inc. (the “Registrant”) approved the Utah Medical Products, Inc. 2023 Employees’ and Directors’ Non-Statutory Stock Option and Stock Purchase Rights Plan (the “Plan”). This registration statement (this “Registration Statement”) is being filed in order to register the 220,000 options and stock purchase rights of the Registrant that may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2022, filed March 27, 2023, amended March 28, 2023;
(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed May 5, 2023;
(c)	Current Report on Form 8-K filed May 8, 2023; and
(d)

the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (file no. 001-12575), filed under the Exchange Act on December 16, 1996, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereby have been sold or deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document that is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an “Indemnified Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine, or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; except that: (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding, and (ii) the corporation may not indemnify an Indemnified Director in connection with a Proceeding by or in the right of the corporation in which the Indemnified Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnified Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors, or the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which he or she was a Party because he or she is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the Proceeding or claim.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary: (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification; or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

Section 16-10a-904 (“Section 904”) of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if: (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 902; (ii) the director furnishes to the corporation a written undertaking, executed personally or in his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise: (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s articles of incorporation, as amended and restated, provide that to the fullest extent permitted by the Revised Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for any action taken or any failure to take any action as a director. The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for: (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law. Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

The Registrant’s bylaws provide that the Registrant shall, to the fullest extent permitted, and in the manner required by the law of the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was a director of the Registrant and that the Registrant may, to the fullest extent permitted and in the manner required by the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was an officer, employer or agent of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any Proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors, or otherwise. In addition to the foregoing, the Registrant maintains insurance through a commercial carrier against certain liabilities that may be incurred by its directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors, or controlling persons of the Registrant.

Item 7.  Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit Number*	Title of Document	Location

Item 4	Instruments Defining the Rights of Security Holders
4.1	Articles of Restatement of the Articles of Incorporation	Incorporated by reference to Exhibit 1 to the Annual Report on Form 10-K for the year ended December 31, 2004, filed March 16, 2005.

4.2	Articles of Correction to the Restated Articles of Incorporation	Incorporated by reference to Exhibit 2 to the Annual Report on Form 10-K for the year ended December 31, 2004, filed March 16, 2005.

4.3	Bylaws	Incorporated by reference to Exhibit 99.1 to the Form 8-K filed February 13, 2014.

4.4	Specimen Stock Certificate	Incorporated by reference to Exhibit 4.04 of the Form S-8 filed August 30, 2005 (Reg. No. 333-127946).

Item 5	Opinion re: Legality
5.1	Opinion of Michael Best & Friedrich LLP	This filing.

Item 10	Material Contracts
10.6	Utah Medical Products, Inc. 2023 Employee’s and Directors’ Non-Statutory Stock Option and Stock Purchase Rights Plan.	This filing.

Item 23	Consents of Experts and Counsel
23.1	Consent of Haynie & Company, independent auditors	This filing.

23.2	Consent of Nortons Assurance Limited, Femcare Group Limited’s independent auditors	This filing.

23.3	Consent of Michael Best & Friedrich LLP	Included in 5.01 above

Item 24	Power of Attorney
24.1	Power of Attorney (included on the signature page)	This filing.

Item 107	Filing Fee Table
107.1	Calculation of Filing Fee Tables	This filing.

_______________

* The number preceding the decimal indicates the applicable SEC reference number in Item 601, and the number following the decimal indicates the sequence of the particular document.

Item 9. Undertakings

Undertaking Required by Item 512(a) of Regulation S-K:  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K:  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Item 512(h) of Regulation S-K:  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, state of Utah, on the 14th day of July, 2023.

UTAH MEDICAL PRODUCTS, INC.

By:	/s/ Kevin L. Cornwell
Kevin L. Cornwell, President
(Chief Executive Officer)

By:	/s/ Brian L. Koopman
Brian L. Koopman
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin L. Cornwell and Brian L. Koopman, and each of them, his or her true and lawful attorney in fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys in fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys in fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on this the 14th day of July, 2023.

/s/ James H. Beeson

James H. Beeson, Director

/s/ Kevin L. Cornwell

Kevin L. Cornwell Director

/s/ Ernst G. Hoyer

Ernst G. Hoyer, Director

/s/ Barbara A. Payne

Barbara A. Payne, Director

/s/ Paul O. Richins

Paul O. Richins, Director